UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
November 15, 2013
(Date of earliest event reported)
Callon Petroleum Company
(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

200 North Canal St.
Natchez, Mississippi 39120
(Address of principal executive offices, including zip code)

(601) 442-1601
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01. Other Events.

On November 15, 2013, the Company provided notice to American Stock Transfer & Trust Company, LLC, as trustee under the indenture governing the Company’s 13.00% Senior Notes due 2016 (the “Notes”), of its intention to redeem $48,480,500 of the outstanding Notes. The current aggregate amount of Notes outstanding is $96,961,000. The redemption will be made in accordance with the terms of the indenture. The Company expects to redeem the Notes on December 17, 2013 (the “Redemption Date”) at a redemption price of 103.250% of their principal amount, plus accrued and unpaid interest to the Redemption Date.

Cede & Co., the record holder for each of the Notes, as nominee of The Depository Trust Company (“DTC”), has been notified of the partial redemption. DTC will conduct a lottery to determine the allocation of redemptions among broker-dealer firms and each participant broker-dealer will in turn determine how redeemed Notes are allocated among its underlying beneficial owners. Allocation procedures among different broker dealers may vary and the Company has no control over the allocation process of DTC or the broker-dealers. As a result, beneficial owners of Notes may not be redeemed on a strictly pro-rata basis; certain beneficial owners of Notes may have a higher percentage of their Notes redeemed than others, and certain beneficial owners of Notes may not have any Notes redeemed. Owners of Notes should contact their financial advisers for more specific details regarding their broker-dealer’s allocation procedures. A copy of the press release, dated November 15, 2013, announcing the Company’s intent to redeem a portion of the Notes is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Title of Document

99.1	Press release dated November 15, 2013 announcing the intent to redeem $48,480,500 of outstanding 13.00% Senior Notes due 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

November 15, 2013	/s/ B. F. Weatherly
B.F. Weatherly
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

99.1	Press release dated November 15, 2013 announcing the intent to redeem $48,480,500 of outstanding 13.00% Senior Notes due 2016.